Exhibit 10.5(a)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

STRATEGIC COLLABORATION AGREEMENT

between

NESTEC LTD.

and

AIMMUNE THERAPEUTICS, INC.

US-DOCS\83031037.1

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1

ARTICLE 2 OBJECTIVES; COLLABORATION		6

2.1	Objectives	6
2.2	Scope of Collaboration	6
2.3	Formation and Composition of the Pipeline Committee	7
2.4	Role of Pipeline Committee	7
2.5	Information Sharing	7
2.6	Opportunities	7
2.7	Meetings of PC	8

ARTICLE 3 LICENSE OPPORTUNITIES		8

3.1	Exclusive Negotiation Right of NHSc	8
3.2	Proposal by NHSc to Explore Combination Therapy	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		10

4.1	Organization	10
4.2	Authorization	11
4.3	Binding Agreement	11
4.4	No Conflict	11
4.5	No Consents	11

ARTICLE 5 INTELLECTUAL PROPERTY		11

5.1	Ownership of Intellectual Property	11
5.2	No License; Implied Rights	12

ARTICLE 6 CONFIDENTIAL INFORMATION		12

6.1	Nondisclosure	12
6.2	Authorized Disclosure	13
6.3	Terms of this Agreement	13
6.4	Securities Filings	13
6.5	Expiration or Termination	14

ARTICLE 7 ADDITIONAL AGREEMENTS		14

7.1	Non-Competition	14
7.2	Non-Solicitation of Employees	15
7.3	Director Nomination	16

i

ARTICLE 8 TERM AND TERMINATION		16

8.1	Effectiveness; Term	16
8.2	Termination Rights	16
8.3	Effect of Termination	17

ARTICLE 9 MISCELLANEOUS		17

9.1	Expenses	17
9.2	Severability	17
9.3	Notices	17
9.4	Assignment	18
9.5	Further Assurances	19
9.6	Waivers and Modifications	19
9.7	Choice of Law	19
9.8	Injunctive Relief	19
9.9	Publicity	19
9.10	Relationship of the Parties	19
9.11	Entire Agreement	20
9.12	Counterparts	20
9.13	Exports	20
9.14	Amendments	20
9.15	Interpretation	20

Exhibits

Exhibit A	-	Development Programs

ii

STRATEGIC COLLABORATION AGREEMENT

This STRATEGIC COLLABORATION AGREEMENT (this “Agreement”) is made as of November 3, 2016, by and between NESTEC LTD., a limited company organized and existing under the laws of Switzerland, having an office located at Avenue Nestlé 55, 1800 Vevey, Switzerland (“NHSc”), and Aimmune Therapeutics, Inc., a corporation incorporated and existing under the laws of the State of Delaware, having an office located at 8000 Marina Boulevard, Suite 300, Brisbane, CA 94005, USA (“Aimmune”).  NHSc and Aimmune are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Aimmune is engaged in the development of immunotherapeutic products for the treatment of food allergies;

WHEREAS, NHSc and certain of its Affiliates are engaged in the research, development and commercialization of food products for the management of food allergies and has expertise in regulatory and market access matters relevant to such products;

WHEREAS, the Parties wish to collaborate with one another in connection with the development of Aimmune’s products as contemplated herein, including by (i) sharing confidential information relating to Aimmune’s Development Programs (as defined herein) and (ii) providing Aimmune access to NHSc’s scientific, clinical, regulatory and commercial expertise relevant to such Development Programs;

WHEREAS, concurrently herewith, Nestle Health Science US Holdings, Inc. (an Affiliate of NHSc) is making an investment in Aimmune’s capital stock, which investment is conditioned, among other things, on the Parties entering into this Agreement; and

WHEREAS, this Agreement shall be effective upon and subject to consummation of the Closing under the Securities Purchase Agreement, dated the date hereof, between Aimmune and Nestle Health Science US Holdings, Inc., a Delaware corporation (the “Purchase Agreement”).

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

Article 1
DEFINITIONS

1.1Definitions. The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the respective meanings either set forth below or another part of this Agreement.

“Acceptance Notice” has the meaning set forth in Section 2.6.1.

“Affiliate” of a Party means an entity that (directly or indirectly) is controlled by, controls, or is under common control with such Party where control means the direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, or such other relationship as results in the power to control the management, business, assets and affairs of an entity.

“Aimmune Product” means a drug or biologic product for use as OIT for the treatment of food allergies that is being researched or developed by Aimmune or its Affiliates from time to time during the Term.

“Aimmune-Owned Inventions and IP” has the meaning set forth in Section 5.1.

“BLA” means a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in San Francisco, California or Geneva, Switzerland, are authorized or obligated by applicable Law to close.

“Calendar Quarter” means, with respect to any given Calendar Year, the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing at least a majority of the voting power (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which at least a majority of the voting power of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting power of such Party immediately preceding such consolidation or merger; or (c) such Party sells, conveys, transfers and/or exclusively licenses all or substantially all of its assets to a Third Party.

“Closing” has the meaning set forth in the Purchase Agreement.

“Combination Discussion Period” has the meaning set forth in Section 3.2.

“Combination Proposal Period” has the meaning set forth in Section 3.2.

“Competitive OIT Product” has the meaning set forth in Section 7.1.1.

“Confidential Information” means any and all technical, business or other Information, of a Party or its Affiliates provided orally, visually, in writing, graphically, electronically, or in another form by or on behalf of such Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement, including the terms of this Agreement, any Aimmune Product, any exploitation of any Aimmune Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of the disclosing Party or its Affiliates.

“Controlled” or “Control”, when used in reference to any intellectual property, intellectual property right, material, know-how or information, means the legal authority or right of a Party hereto (or its Affiliates) to: (i) grant, or procure the grant of, a license or sublicense, to the extent provided for herein, under or to specified intellectual property, intellectual property rights, materials, know-how or information to the other Party; or (ii) in relation to materials, know-how and information only, disclose or provide access to, to the extent provided for herein, such material, know-how or information to the other Party, and in each case without (1) breaching the terms of any agreement with a Third Party, or (2) misappropriating the material, know-how or information of a Third Party.

“Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority or otherwise to the research, identification, testing and validation of a therapeutic agent, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process and chemistry, manufacturing and controls development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including, without limitation, pre- and post-approval studies), whether for purposes of label expansion or otherwise.  Development shall include post-approval Development activities.  When used as a verb, “Develop” means to engage in Development.

“Development Program” means Aimmune’s and/or its Affiliates’ activities directed towards the Development of a specific Aimmune Product for the treatment of allergies to one or more particular types of food, including [***] and [***].  The Development Programs as of the date of this Agreement are described on Exhibit A hereto.

“Disclosing Party” has the meaning set forth in Section 6.1.

“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

“Election to Partner” has the meaning set forth in Section 3.1.1.

“Election Period” has the meaning set forth in Section 3.1.2.

“European Union” means, at any given time, the then-current member states of the European Union.

“FD&C Act” means the United States Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“In-Scope Programs” has the meaning set forth in Section 2.2.

“IND” means an Investigational New Drug Application (as such term is defined in the FD&C Act and the regulations promulgated thereunder), Clinical Trial Authorisation (as such term is defined in the Directive 2001/20/EC, as amended), clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations that is filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Information” means all technical, scientific and other know-how and information, inventions, discoveries, trade secrets, knowledge, technology, means, methods, processes, formulations, practices, formulae, instructions, skills, techniques, procedures, experiences, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results, materials (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical), pre-clinical, clinical, safety, manufacturing and quality control data and information (including study designs and protocols) and assays and biological methodology, in each case, whether or not confidential, proprietary or patentable and in written, oral, electronic or any other form now known or hereafter developed.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

“License Opportunity” has the meaning set forth in Section 3.1.2.

“Major Territory” means any of (i) [***], (ii) [***], (iii) [***], and (iv) [***].

“NDA” means a New Drug Application, as defined in the FD&C Act.

“Negotiation Period” has the meaning set forth in Section 3.1.2.

“New Opportunities” has the meaning set forth in Section 2.6.

“OIT” means a therapy involving the oral delivery of quantities of a naturally-occurring allergen, whether obtained from a natural source or generated by synthetic means, to a patient in order to desensitize the patient to such allergen.

“OIT Allergy Company” has the meaning set forth in Section 7.1.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“OIT Combination” has the meaning set forth in Section 3.2.

“OIT Combination Opportunity” has the meaning set forth in Section 3.2.

“OIT Combination Constituent” means any drug or biologic product (i.e., any product which, if it were marketed in the United States, must be approved by the FDA pursuant to a BLA or NDA), such as but not limited to a probiotic or other microbiome-based product, that can be combined with an OIT product and that is intended to improve the efficacy or safety of such OIT product for the treatment of one or more food allergies.

“Pass Notice” has the meaning set forth in Section 2.6.1.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, nonprovisionals, converted provisionals and requests for continued examinations, (c) any and all patents that have issued or in the future issue from the foregoing patent applications (i.e., those set forth in subsections (a) and (b)), including utility models, innovation patents, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, and all revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (i.e., those set forth in subsections (a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, foundation, joint venture or other similar entity, organization or combination thereof, including a government or political subdivision, department, or agency.

“Pipeline Committee” or “PC” has the meaning set forth in Section 2.3.

“Prior CDA” has the meaning set forth in Section 9.11.

“Prohibited Development” has the meaning set forth in Section 7.1.1.

“Prohibited Drug Research” has the meaning set forth in Section 7.1.1.

“Purchase Agreement” has the meaning set forth in the recitals.

“Re-Offer Obligation” has the meaning set forth in Section 3.1.2.

“Receiving Party” has the meaning set forth in Section 6.1.

“Single Product Asset Sale” means the sale, transfer, or license to a Third Party by Aimmune of a single Aimmune Product or Development Program that could reasonably be considered to constitute the sale, transfer or exclusive license of all or substantially all of Aimmune’s assets such that the transaction would be considered a Change of Control under clause (c) of the definition.

“Term” has the meaning set forth in Section 8.1.

“Third Party” means any entity other than NHSc, Aimmune and their respective Affiliates.

“Transfer” means to sell, transfer, or license to a Third Party by Aimmune, or grant to a Third Party by Aimmune of any option to acquire or license, any commercial rights to an Aimmune Product or Development Program; provided, however, for purposes of clarity, other than a Single Product Asset Sale, a Change of Control shall not constitute or be deemed to constitute a Transfer.  “Transfers,” “Transferred” and “Transferring” have correlative meanings.

“United States” or “U.S.”  means the United States of America, including its territories and possessions.

Article 2
OBJECTIVES; COLLABORATION

2.1Objectives. This Agreement sets forth the terms on which the Parties will collaborate with one another and share information on a confidential basis to support Aimmune’s Development Programs to the extent they are In-Scope Programs.  Such collaboration and information sharing shall be achieved primarily through the Pipeline Committee, in accordance with this Article 2.

2.2Scope of Collaboration.  This Agreement and the collaboration contemplated hereby shall relate to all of Aimmune’s Development Programs, including those existing as of the Effective Date and those undertaken from time-to-time during the Term; provided, however, that, subject to Section 3.1, (i) in the event that Aimmune effects a Transfer in respect of an Aimmune Product under Development pursuant to a particular Development Program in all Major Territories, such Development Program shall automatically be excluded from the scope of this Agreement and the collaboration contemplated hereunder and (ii) in the event that Aimmune effects a Transfer in respect of an Aimmune Product under Development pursuant to a particular Development Program in one or more, but not all, Major Territories, then the scope of this Agreement and the collaboration contemplated hereunder shall automatically be adjusted to exclude such Development Program solely in respect of such Major Territory(ies) in respect of which Aimmune has effected such Transfer in respect of such Aimmune Product.  Aimmune shall disclose to NHSc each new Development Program upon Aimmune’s decision to commence such Development Program and such new Development Program shall automatically be included within the scope of this Agreement and the collaboration contemplated hereby.  All Development Programs or parts thereof within the scope of this Agreement at a particular time during the Term, in accordance with this Section 2.2, are referred to herein as the “In-Scope Programs”.  For clarity, In-Scope Programs shall not include any products or programs of any counterparty in a Change of Control of Aimmune that were not Aimmune Products or Development Programs immediately preceding the closing of the relevant Change of Control.

2.3Formation and Composition of the Pipeline Committee.  The governing body for matters within the scope of this Agreement shall be the “Pipeline Committee” or “PC”.  The PC shall be comprised of three (3) to four (4) representatives of each Party.  The initial members of the PC shall be:

From Aimmune	From NHSc
[***] [***] [***] [***]	[***] [***] [***] [***]

Either Party may replace one or more of its PC members from time to time with the prior written consent of the other Party, not to be unreasonably withheld, delayed or conditioned.  Any member of the PC may designate a substitute to attend and perform the functions of that member at any meeting of the PC, provided that the other Party has provided its prior written consent to such substitute, not to be unreasonably withheld, delayed or conditioned.   For clarity, during the Term, the Parties shall consider whether to include alternative members of the PC having expertise in areas relevant to the collaboration contemplated hereby at such time.

2.4Role of Pipeline Committee.  The PC shall serve as a forum for the Parties, through their PC members, to share information and discuss the In-Scope Programs.  The PC shall have no decision-making role and neither the PC nor the PC members shall have the capacity to bind either Party in any way.  Any advice provided by NHSc’s PC members shall be non-binding in all respects.

2.5Information Sharing.  At each meeting of the PC, Aimmune’s representatives shall provide (i) an update on material Development activities in respect of In-Scope Programs, including with respect to material results or data from in vitro and in vivo testing, regulatory developments and strategies, manufacturing activities and commercial plans, and (ii) an overview of Aimmune’s future plans in respect of the In-Scope Programs.  All such information provided by Aimmune shall be Confidential Information of Aimmune.  NHSc’s representatives may, but shall not be obligated to, disclose non-public information of NHSc or its Affiliates to Aimmune’s PC members as further described in Section 2.6.  All such information disclosed by NHSc shall be Confidential Information of NHSc.

2.6Opportunities.  Through the PC, either Party may, but would not be obligated to, share opportunities (excluding Development Programs, which Aimmune is obligated to disclose pursuant to Section 2.2) to apply innovative technologies for use in, or in conjunction with, OIT for the treatment of food allergies or food intolerance (“New Opportunities”), as set forth in Sections 2.6.1 and 2.6.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6.1If either Party wishes to share a New Opportunity with the other Party, it shall first provide to the other Party a written, high level description of the nature of the New Opportunity, to allow the other Party to determine whether it wishes to engage in a detailed discussion of such New Opportunity pursuant to this Agreement.  A copy of such description shall be provided concurrently to the other Party's general counsel as provided in Section 9.3.  The Party receiving such high level description shall respond in writing within fifteen (15) days, or such longer period as the Parties may agree to in writing, whether it wishes to engage in a detailed discussion of such New Opportunity (an “Acceptance Notice”) or whether it declines to engage in such a detailed discussion (a “Pass Notice”).  If either the receiving Party provides a Pass Notice, or the receiving Party does not respond in writing to such high level description of such New Opportunity within such period, then the Party wishing to share such New Opportunity shall not provide any further information to the receiving Party with respect to such New Opportunity.  If the receiving Party delivers an Acceptance Notice, then the Parties, through the PC, shall be free to discuss the New Opportunity, subject to the terms of Article 5 and Article 6, or subject to such alternative or modified terms relating to intellectual property and/or Confidential Information as the Parties may have agreed to in writing prior to the receiving Party’s delivery of such Acceptance Notice.

2.6.2For the sake of clarity, Information disclosed by a Party in respect of any New Opportunity shall be Confidential Information of such Party (subject to the exceptions set forth in Section 6.1.1).  Neither Party shall obtain any intellectual property or other rights in any Information so disclosed by the other Party with respect to such New Opportunity or in respect of such New Opportunity, unless and until the Parties enter into a separate written agreement in respect thereof.

2.7Meetings of PC.  The PC will meet at least once per Calendar Quarter, or more frequently, if agreed by the PC.  The location of regularly scheduled meetings shall alternate between the offices of the Parties unless otherwise agreed by the PC.  Meetings of the PC may also be held telephonically, by video conference or by any other media agreed to by the PC.  Members of the PC shall have the right to participate in meetings by telephone.  Each Party shall be responsible for expenses incurred by its employees and its members of the PC in attending or otherwise participating in PC meetings, including travel and related costs.  Either Party may invite additional representatives of the Party who have relevant expertise to attend PC meetings when appropriate for the issues being addressed at the meeting with five (5) Business Days’ prior notice to the other Party’s PC representatives, provided that any such additional representatives shall be bound by obligations of confidentiality at least as stringent as those set forth in Section 6 and obligations with respect to Information arising in the course of activities under this Agreement consistent with those set forth in Section 5, and further provided that any such additional representatives shall be subject to the other Party's prior written approval.

Article 3
LICENSE OPPORTUNITIES

3.1Exclusive Negotiation Right of NHSc.  Although Aimmune currently does not intend to conduct licensing or partnering discussions with Third Parties with respect to any Development Program, Aimmune shall remain free to do so during the Term of the Agreement, subject to the requirements this Section 3.1.

3.1.1Aimmune shall promptly notify NHSc in writing in the event Aimmune, acting in good faith, elects to seek to partner or otherwise collaborate with, or effect a Transfer in respect of any In-Scope Program, or any Aimmune Product that is the focus of any In-Scope Program, to any Person (an “Election to Partner”).  For clarity, an Election to Partner shall not include Aimmune’s conduct of general business discussions with Third Parties with respect to Aimmune Products or Development Programs, provided that an Election to Partner will be deemed to exist if either (a) Aimmune desires to propose terms to a Third Party with respect to a Development Program or (b) Aimmune desires to respond to terms submitted to Aimmune by a Third Party with respect to a Development Program.

3.1.2Such notice of an Election to Partner shall identify the Development Program(s) and Product(s) in respect of which Aimmune proposes to extend such rights, the nature of the rights that Aimmune proposes to extend, including the geographies and the nature of the transaction that it is then contemplating (collectively, in each case, the “License Opportunity”).  Within [***] ([***]) days of its receipt of such notice (the “Election Period”), NHSc shall have the right, in its sole discretion, to notify Aimmune in writing that it wishes to negotiate an agreement with Aimmune in respect of such License Opportunity.  In the event NHSc so makes such an election during the Election Period, the Parties shall negotiate exclusively and in good faith for a period of three (3) months or such longer period as the Parties may mutually agree upon (as applicable, the “Negotiation Period”) the terms of a definitive agreement in respect of such License Opportunity.  During the Election Period and, if applicable, the Negotiation Period, Aimmune shall not solicit from, discuss with, or enter into any agreement in respect of, any License Opportunity with, any Third Party. If the Parties have not entered into a definitive agreement governing the License Opportunity as of the end of the Negotiation Period, Aimmune would be free to partner or collaborate with, or effect a Transfer with respect to such License Opportunity to, a Third Party, including to modify the geographic scope or other terms of the License Opportunity in connection with any such transaction with a Third Party; provided, however, that in the event that Aimmune proposes to pursue a transaction with a Third Party that would include one or more Development Program(s) or Major Territory(ies) that were not proposed to NHSc for such License Opportunity, or exclude one or more Development Program(s) or Major Territory(ies) that were proposed to NHSc for such License Opportunity, then the Exclusive Negotiation Period shall apply anew in accordance with the foregoing in respect of such modified License Opportunity (a “Re-Offer Obligation”).  For the sake of clarity, a clinical collaboration that does not involve the granting to any Third Party either any commercial rights, or any option or similar right to acquire commercial rights, shall not constitute a License Opportunity.  To the extent that the Term of this Agreement expires (and is not terminated pursuant to Section 9.2), this Section 3.1 shall survive and continue in accordance with its terms until the end of any then-ongoing Negotiation Period or any then-ongoing Election Period and any Negotiation Period resulting from such Election Period; provided that the Re-Offer Obligation shall not apply following the expiration of the Term.  Notwithstanding anything to the contrary in this Section 3.1, NHSc's rights under this Section 3.1 shall not apply to any Change of Control transaction other than a Single Product Asset Sale.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2Proposal by NHSc to Explore Combination Therapy.  If (i) NHSc or its Affiliate possesses any commercial rights (whether by ownership, license or an option or similar right) to an OIT Combination Constituent, and (ii) NHSc’s or its Affiliate’s senior management has affirmatively determined to pursue Development (including research) of a combination of such OIT Combination Constituent with an OIT drug or biologic (an “OIT Combination”), then NHSc shall so notify Aimmune in writing. Such notice shall identify the OIT Combination Constituent that NHSc is contemplating for an OIT Combination, and the general nature of the activities that NHSc proposes to conduct, with respect to such OIT Combination, including the applicable geographies (collectively, in each case, the “OIT Combination Opportunity”).  Within [***] ([***]) days of its receipt of such notice (the “Combination Proposal Period”), Aimmune shall have the right, in its sole discretion, to notify NHSc in writing that it wishes to negotiate an agreement with NHSc in respect of such OIT Combination Opportunity.  In the event Aimmune so makes such an election during the Combination Proposal Period, the Parties shall negotiate exclusively and in good faith for a period of three (3) months or such longer period as the Parties may mutually agree upon (as applicable, the “Combination Discussion Period”) the terms of a definitive agreement in respect of such OIT Combination Opportunity.  During the Combination Proposal Period and, if applicable, the Combination Discussion Period, NHSc shall not solicit from, discuss with, or enter into any agreement in respect of, any OIT Combination Opportunity with any Third Party. If the Parties have not entered into a definitive agreement governing the OIT Combination Opportunity as of the end of the Combination Discussion Period, NHSc shall be free to partner or collaborate with a Third Party with respect to such OIT Combination Opportunity, including to modify the scope or other terms of the OIT Combination Opportunity in connection with any such transaction with a Third Party.  To the extent that the Term of this Agreement expires (and is not terminated pursuant to Section 9.2), this Section 3.2 shall survive and continue in accordance with its terms until the end of any then-ongoing Combination Proposal Period or any then-ongoing Combination Discussion Period, and any Combination Discussion Period resulting from such Combination Proposal Period.  The Parties agree and acknowledge that the OIT Combination Constituent that is the subject of any OIT Combination Opportunity may be part of a licensing, collaboration or other transaction between NHSc or is Affiliate and one or more Third Parties and that such Third Parties may be involved in any such discussions contemplated in this Section 3.2.

Article 4
REPRESENTATIONS AND WARRANTIES

Aimmune and NHSc each represents and warrants to the other, as of the Effective Date, as follows:

4.1Organization.  It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2Authorization.  The execution and delivery of this Agreement and the performance by it of its obligations contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

4.3Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

4.4No Conflict.  The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder and the licenses and sublicenses to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of applicable Law; (ii) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

4.5No Consents.  No authorization, consent, approval of a Third Party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary (i) for the valid execution, delivery or performance of this Agreement by such Party; or (ii) for the consummation by such Party of the transactions contemplated hereby.

Article 5
INTELLECTUAL PROPERTY

5.1Ownership of Intellectual Property.  As between the Parties, except as may otherwise be agreed by the Parties in writing, Aimmune shall solely own all right, title, and interest in and to any and all Information relating to, or that is useful or necessary for, the conduct of the Development Programs or the manufacture, use or sale of Aimmune Products, that is conceived, discovered, or otherwise made (a) solely by or on behalf of Aimmune, (b) jointly by or on behalf of Aimmune and NHSc, or (c) solely by or on behalf of NHSc, in each case of subsections (a) through (c), as a result of NHSc’s participation in the PC or with reference to Aimmune’s Confidential Information, whether or not patented or patentable, and any and all Patents and other intellectual property rights therein ("Aimmune-Owned Inventions and IP").  NHSc shall, and hereby does, assign to Aimmune all right, title and interest that NHSc may have in and to all Aimmune-Owned Inventions and IP, and shall execute all documents and take all actions necessary or reasonably required to effect such assignment.  For the sake of clarity, except as may otherwise be agreed by the Parties in writing, any Information, and any Patents or other intellectual property rights in respect thereof, that are (i) Controlled, discovered or conceived by NHSc or its Affiliates prior to the Effective Date, or (ii) conceived, discovered or obtained by NHSc or its Affiliates during or after the Term and independent of the collaboration pursuant to this Agreement shall be solely owned by NHSc or its Affiliate.

5.2New Opportunities Proposed by NHSc.  Section 5.1 notwithstanding, if NHSc discloses or presents a New Opportunity to the PC, and the PC proceeds to discuss such New Opportunity as contemplated in Section 2.6, then if any Information is conceived, discovered or otherwise made solely by or on behalf of a Party, or jointly by or on behalf of the Parties, in the course of such discussion that relates to such New Opportunity, such Information shall be owned solely by NHSc or its Affiliate.

5.3No License; Implied Rights.  Neither Party shall obtain any license or other rights to any Information or intellectual property rights therein by virtue of this Agreement.  Without limiting the foregoing, nothing contained in this Agreement confers or will be construed to confer any rights or licenses by implication, estoppel or otherwise, in, to or under any intellectual property rights.

Article 6
CONFIDENTIAL INFORMATION

6.1Nondisclosure.  Each Party agrees that during the Term and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (i) maintain in confidence such Confidential Information, which shall include without limitation using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, which shall be no less than a reasonable degree of care, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those expressly permitted by this Agreement. The Parties agree that any Confidential Information (within the meaning of the Prior CDA) disclosed by the Parties or their Affiliates pursuant to the Prior CDA shall be Confidential Information within the meaning of, and shall be subject to, this Article 6.

6.1.1Exceptions.  The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party receives, to the extent that such information:

(a)is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b)was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party, provided that such prior knowledge can be properly documented by the Receiving Party;

(c)is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(d)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party without the fault or cause of the Receiving Party or any of its Affiliates; or

(e)is independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party, and such independent development can be properly documented by the Receiving Party.

6.2Authorized Disclosure.  Subject to Section 6.4, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent such disclosure is necessary, in the reasonable opinion of the Receiving Party’s counsel, to comply with applicable Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial processes.  If and whenever any Confidential Information is disclosed in accordance with this Section 6.2, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Section 6.4, the Receiving Party shall:  (i) give the Disclosing Party reasonable advance notice of the Receiving Party’s intent to make such disclosure pursuant to this Section 6.2, to the extent practicable; and  (ii) provide reasonable cooperation to the Disclosing Party regarding the timing and content of such disclosure and regarding any action which the Disclosing Party may deem appropriate to protect the confidentiality of the information by appropriate legal means.

6.3Terms of this Agreement.  The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties, subject to the terms of this Section 6.

6.4Securities Filings.  In the event either Party determines that it is required to file with the U.S. Securities and Exchange Commission (and/or the securities regulators of any state or other jurisdiction) a registration statement or any other disclosure document which describes any of the terms and conditions of this Agreement, such Party shall promptly notify the other Party of such intention.  The Party required to make such filing shall provide such other Party with a copy of relevant portions of the proposed filing not less than ten (10) Business Days (or such shorter period of time as may be required, under the circumstances, to comply with applicable Laws, but in no event less than three (3) Business Days) prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement.  The Party required to file shall use reasonable efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by legal counsel is legally required to be disclosed in order to comply.  No such notice shall be required under this Section 6.4 if and to the extent that the specific information contained in the proposed filing has previously been included in any previous filing or disclosure made by either Party hereunder pursuant to this Article 6, or is otherwise approved in advance in writing by the other Party.

6.5Expiration or Termination.  Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in a tangible form by a Receiving Party, its Affiliates, sublicensees or subcontractors and belonging to a Disclosing Party shall, upon written request of the Disclosing Party, be destroyed to the extent practicable, with written confirmation of such destruction. Notwithstanding anything to the contrary herein, so long as such materials are maintained in accordance with this Agreement, each Party (i) may retain any attorney work product created in connection with this Agreement, (ii) may retain copies of any Confidential Information to the extent required by legal, regulatory or judicial requirements that are applicable to a Party or its Affiliates; and, (iii) will not be obligated to erase or extinguish any Confidential Information contained in an archived computer system backup in accordance with normal document retention policies or security and disaster recovery procedures, provided that any such retained Confidential Information shall continue to remain confidential and subject to the terms of this Agreement.

Article 7
ADDITIONAL AGREEMENTS

7.1Non-Competition.

7.1.1NHSc agrees that it will not, and will ensure that its Affiliates do not, directly or indirectly, alone or with or through its Affiliates or its sublicensees, or other Third Parties directed or controlled by NHSc or its Affiliate in relation to the applicable activities, by contract or otherwise:

(a)until the later of (i) the date that is [***] ([***]) [***] after the Effective Date and (ii) the date that is [***] ([***]) [***] after the final day of the Term, engage in Prohibited Drug Research in respect of, or any Prohibited Development of, or commercialize, any Competitive OIT Product for the treatment of peanut allergies;

(b)until the later of (i) the date that is [***] ([***]) [***] after the Effective Date and (ii) the date that is [***] ([***]) [***] after the final day of the Term, engage in any Prohibited Development of, or commercialize, any Competitive OIT Product for the treatment of any allergies to [***], or [***] (including but not limited to [***]); or

(c)until the later of (i) the date that is [***] ([***]) [***] after the Effective Date and (ii) [***] the Term, commercialize any Competitive OIT Product for the treatment of any food allergies [***] of this Section 7.1.1.  As used herein, the following terms have the following meanings:

“Competitive OIT Product” means any drug or biologic product (i.e., any product which, if it were marketed in the United States, must be approved by the FDA pursuant to a BLA or NDA) that is intended for use in OIT for a particular food allergy; provided, however, that no product that comprises such a drug or biological product in combination with any OIT Combination Constituent for which NHSc complies with its obligations under Section 3.2 shall be a “Competitive OIT Product”.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Prohibited Development” means any Development activities undertaken for a given drug or biologic product (i.e., any product which, if it were marketed in the United States, must be approved by the FDA pursuant to a BLA or NDA) for the treatment of the applicable allergy after the commencement of manufacturing of the clinical supply of such drug or biologic products.  For clarity, Prohibited Development shall include without limitation Development activities undertaken after the filing of an IND with a Regulatory Authority in respect of such drug or biologic product.

“Prohibited Drug Research” means research undertaken specifically in respect of, and during the course of, Development activities for a given drug or biologic product (i.e., any product which, if it were marketed in the United States, must be approved by the FDA pursuant to a BLA or NDA) that is intended for use in OIT for the treatment of the applicable allergy, prior to Prohibited Development Activities for such drug or biologic product.

For the sake of clarity, nothing contained herein shall preclude, limit or restrict in any way NHSc or any of its Affiliates from, directly or indirectly, alone or with or through their Affiliates, sublicensees or other Third Parties, from undertaking any Development, commercialization or any other activities in respect of any product that is not a drug or biologic (i.e., any product which, if it were marketed in the United States, would not require the approval of the FDA pursuant to a BLA or NDA), including medical foods and supplements, including any such products that are intended for use by individuals with food allergies.  Aimmune expressly acknowledges that NHSc and its Affiliates are currently researching, Developing and commercializing such products and will continue to do so during and after the Term, directly or indirectly, alone or with or through its Affiliates, sublicensees or other Third Parties.

7.1.2During the Term, NHSc will [***] (an “OIT Allergy Company”).

7.1.3Nothing contained herein shall preclude NHSc or its Affiliates from [***].

7.2Non-Solicitation of Employees.  [***], neither Party shall, and each party shall cause its Affiliates not to, directly or indirectly, solicit, encourage, recruit or induce any employee of the other Party who has been involved in activities or discussions conducted pursuant to this Agreement to terminate his or her employment with such other Party; provided that the foregoing restriction shall not preclude a Party or its Affiliates from (a) undertaking any general solicitation not targeted at the employees of the other Party or hiring an employee of the other Party who seeks employment as a result of such general solicitation or (b) hiring any former employee of the other Party if such former employee either (i) was involuntarily terminated by the other Party, or (ii) voluntarily terminated his or her employment with such other Party (without inducement on the part of the hiring Party or its Affiliates) and such termination of employment has been effective for no less than [***] ([***]) months prior to the date of hire by the hiring Party or its Affiliates.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3Director Nomination. During the Term, NHSc shall be entitled to designate one (1) nominee to serve as a director on Aimmune’s Board of Directors, which initial designee shall be Greg Behar. For so long as NHSc has the right to nominate a director pursuant to this Section 7.3, in the event of Mr. Behar’s resignation, removal or death (or a replacement designee’s resignation, removal or death), NHSc shall be entitled to designate a replacement designee, subject to the reasonable approval of Aimmune’s Board of Directors or an applicable committee thereof. Aimmune covenants and agrees that, for so long as NHSc has the right set forth in this Section 7.3, it shall nominate NHSc’s designee for election by its stockholders at each Annual Stockholder Meeting or Special Meeting of Stockholders in which the class of directors for which NHSc’s designee is appointed is considered by the stockholders for election. In connection with Mr. Behar’s initial appointment to Aimmune’s Board of Directors (or, if applicable, a replacement designee’s appointment to Aimmune’s Board of Directors), Aimmune shall enter into an indemnification agreement with Mr. Behar (or, if applicable, the replacement designee), which indemnification agreement shall be in the form of and with terms previously approved by Aimmune’s Board of Directors. The rights set forth in this Section 7.3 shall terminate upon the earlier of (a) the expiration of the Term and (b) such time as NHSc or its Affiliates hold less than ten percent (10%) of the shares of Aimmune’s outstanding Common Stock.

Article 8
TERM AND TERMINATION

8.1Effectiveness; Term.  This Agreement shall automatically become binding and effective upon and subject to consummation of the Closing (the “Effective Date”) and shall continue in force until the earlier of (i) the date that is two (2) years after the Effective Date, (ii) the effective date of a termination in accordance with Section 8.2, and (iii)  the termination of this Agreement by mutual written agreement of the Parties (the “Term”); provided, however, that the Term may be extended upon the mutual written agreement of the Parties.  If the Closing does not occur, this Agreement shall be null and void and of no force or effect.

8.2Termination Rights.

8.2.1Termination for Material Breach.  A Party shall have the right to terminate this Agreement in such Party’s sole discretion, upon delivery of written notice to the other Party in the event of any material breach by such other Party of this Agreement, provided that such breach has not been cured within sixty (60) calendar days after written notice thereof is given by the terminating Party specifying the nature of the alleged material breach in reasonable detail.

8.2.2Change of Control.  Either Party may terminate this Agreement upon written notice to the other Party in the event such other Party undergoes a Change of Control.

8.2.3Third Party Transaction.  In the event that any Development Program, Aimmune Product or Major Territory ceases to be, or be part of, an In-Scope Program by virtue of a Transfer involving one or more of the Aimmune Product(s), as contemplated by Section 2.2, then NHSc may terminate this Agreement upon written notice to Aimmune given within sixty (60) days after NHSc gains knowledge of Aimmune’s entering into an agreement in respect of such Transfer.

8.2.4NHSc Transaction.  Aimmune may terminate this Agreement upon written notice to NHSc during the sixty (60) day period following the closing of an acquisition or combination of the nature contemplated in Section 7.1.3.

8.3Effect of Termination.  At the end of the Term, this Agreement shall become void and have no effect, provided that (i) the following provisions hereof shall survive any such termination and remain in full force and effect in accordance with the terms thereof: Sections 3.1.2 (as stated therein), 3.2  (as stated therein), 7.1 and 8.3 and Articles 5, 6 and 9; (ii) such termination shall not relieve either Party of any obligation, or deprive either Party from any benefit, accruing prior thereto, and (iii) such termination shall be without prejudice to the rights and remedies of any party with respect to any antecedent breach of the provisions of this Agreement.

Article 9
MISCELLANEOUS

9.1Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses.

9.2Severability.  If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, in any respect in any jurisdiction, the provision (or the relevant part thereof) shall be considered severed from this Agreement and shall not serve to invalidate the remainder of such provision or any other provisions hereof.  The Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision (or any part thereof) with a valid, legal and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

9.3Notices.  Any notice required or permitted to be given by the Parties pursuant to this Agreement shall be in writing and shall be (i) delivered by hand, (ii) delivered by overnight courier with tracking capabilities, (iii) mailed postage prepaid by first class, registered or certified mail, or (iv) transmitted by facsimile or electronic mail, in either case (facsimile or electronic mail) with receipt confirmed by the recipient or followed by a confirmation copy by mail as provided in (iii), and in each case (clauses (i) through (iv)) addressed to the recipient Party as set forth below, unless changed by notice so given:

If to NHSc:
Nestec Ltd.
Avenue Nestlé 55
1800 Vevey
Switzerland
Attention: General Counsel, Nestlé Health Science

with a copy to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
	Attention:	David A. Carpenter
Reb D. Wheeler

If to Aimmune:

Aimmune Therapeutics, Inc.
8000 Marina Boulevard, Suite 300
Brisbane, CA 94005
Attention: General Counsel

with a copy to:

Latham & Watkins LLP
140 Scott Road
Menlo Park, CA 94025
	Attention:	Patrick Pohlen
Judith Hasko

(A) with respect to any notice delivered pursuant to clauses (i) or (iv), such notice shall be deemed effective upon submission to such other Party, (B) with respect to any notice delivered pursuant to clause (ii), such notice shall be deemed effective the Business Day following the date of submission to the carrier, and (C) with respect to any notice delivered pursuant to clause (iii), such notice shall be deemed effective five (5) Business Days after the earlier of (x) confirmation of receipt by the recipient or (y) the date of submission of such facsimile or electronic mail, as applicable.  A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 9.3.

9.4Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that either Party may, without the other Party’s consent, but with written notice to the other Party, assign or transfer all of its rights and obligations hereunder to any Affiliate or to a Third Party with which it is combined, or which acquires such Party’s shares or assets, pursuant to a Change of Control of such Party.  The assigning Party shall in any event remain responsible for and liable hereunder with respect to the acts and omissions of the assignee in the performance of this Agreement.  This Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns.  Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non‑assigning non‑transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

9.5Further Assurances.  Each Party agrees, at its own expense, to do, or procure the doing of, all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as are reasonably necessary in order to give full effect to this Agreement.

9.6Waivers and Modifications.  No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.  Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.

9.7Choice of Law.  This Agreement (and any claims or disputes arising out of or relating hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.

9.8Injunctive Relief.  Notwithstanding anything herein to the contrary, each party shall be entitled to seek injunctive relief and specific performance (including but not limited to any relief or recovery under this Agreement) in any court of competent jurisdiction in the world.

9.9Publicity.  Upon execution of this Agreement, each Party may issue a press release announcing the existence of this Agreement in a form, and containing substance, to be agreed in good faith between the Parties (such agreement not to be unreasonably withheld or delayed by either Party).  Subject to Section 6.4, each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.    Each Party shall use all reasonable efforts to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter hereof as soon as reasonably practicable under the circumstances prior to its scheduled release (but in no event less than three (3) Business Days prior to its scheduled release, unless a shorter period is required to comply with applicable Law under the circumstances).  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure except to the extent such disclosure is required by applicable Law or rules of a securities exchange or the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction.  The contents of any announcement or similar publicity, which has been reviewed and approved by the reviewing Party, (including the press release referred to at the beginning of this Section 9.9), and any filing with the Securities and Exchange Commission, can be re‑released by either Party without a requirement for re‑approval.

9.10Relationship of the Parties.  Each Party is an independent contractor under this Agreement.  Nothing herein is intended or is to be construed so as to constitute Aimmune and

NHSc as partners, agents or joint venturers.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.  There are no express or implied third party beneficiaries hereunder.

9.11Entire Agreement.  The Parties agree that this Agreement and the attached Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and hereby supersedes all prior negotiations, representations, agreements and understandings (whether written or verbal) regarding the same, including the Confidentiality Agreement, between Nestlé Health Science S.A. and Aimmune, dated January 30, 2015 (as amended pursuant to that certain Amendment to Confidentiality Agreement between such parties, dated February 4, 2016, the “Prior CDA”).  Each Party acknowledges that in entering into this Agreement it has not relied on, nor shall it be entitled to rely upon, any representation, warranty, collateral contract or other assurances made by or on behalf of the other Party except for those which are expressly set forth in this Agreement.

9.12Counterparts.  This Agreement may be executed in two or more counterparts, including counterparts delivered by facsimile or other electronic transmission, with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall together constitute one and the same instrument.

9.13Exports.  Each Party agrees not to export or re‑export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

9.14Amendments.  Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorized representatives of each of the Parties.

9.15Interpretation.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any applicable Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto relating to such terms except as such Party may determine in such Party’s sole discretion, (vi) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (vii) the word “days” means calendar days unless otherwise specified, (viii) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.  The language in this Agreement is to be construed in all cases according to its fair meaning.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

AIMMUNE THERAPEUTICS, INC.

By:	/s/ Stephen G. Dilly
(Signature)

Name:	S. G. Dilly

Title:	CEO

NESTEC LTD.

By:	/s/ Claudio Kuoni
(Signature)

Name:	Claudio Kuoni

Title:	Authorized Signatory

Solely for purposes of Section 9.11:

NESTLÉ HEALTH SCIENCE S.A.

By:	/s/ Claudio Kuoni
(Signature)

Name:	Claudio Kuoni

Title:	General Counsel

[Signature page to Collaboration Agreement]

Exhibit A

Development Programs

The treatment of allergies to the following foods:

Peanut, including the program designated AR-101

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.